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                                                                   Exhibit(g)(2)


                          RETIREMENT SERVICES AGREEMENT

         This Agreement is made and entered into this July 1, 2002 , by and between BISYS Fund Services Ohio, Inc. ("BISYS"), 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219-3035, and Old National Bank ("Old National"), 420 Main Street, Evansville, IN 47708.

         WHEREAS, Old National is custodian of record to the holders ("Account Holders") of individual retirement accounts (the "Accounts") holding shares of The Signal Funds (the "Fund") pursuant to a custodial plan agreement (the "Plan Agreement");

         WHEREAS, BISYS, is transfer agent for the Funds pursuant to a Transfer Agency Agreement (the "Services Agreement");

         WHEREAS, Old National wishes to delegate certain record keeping and administrative functions relative to the Accounts and to BISYS; and

         WHEREAS, BISYS is willing to perform such record keeping and administrative functions relative to the Accounts in accordance with this Agreement.

         NOW, THEREFORE, the parties agree as follows:

         1. Old National hereby appoints BISYS as its agent, to perform such services required under the IRA Agreement as set forth on Schedule A, hereto, and BISYS accepts such designation pursuant to the terms of this Agreement. The agency authority of BISYS shall be to perform for, and on behalf of, Old National whatever is necessary to provide the services contemplated herein. Old National will provide BISYS with its tax identification number. BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to the Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of Old National or the Fund, and that BISYS shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         2. BISYS will retain all original documents on behalf of Old National. These documents will include Internal Revenue Service Form 5303-A, Form 5305-RA, 5305-EA and 5305-SA plan agreements. BISYS shall have the right to approve the Plan Agreement and other documentation relating to or affecting its services hereunder, and shall have no liability for any modifications made thereto without its express written consent. BISYS will provide quarterly report to the Old National, which lists the Account Holders for whom Old National acts as Custodian.

         3. Pursuant to the Plan Agreement, Old National will charge $2 per Account, per year( the "Custodial Fee"), to be paid within the month following December 31 of each such year, for the services provided to the Account. BISYS will collect the Custodial Fee.

         4. BISYS represents and warrants to Old National that it or its agent has the knowledge and


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capabilities to carry out and perform the functions, duties and obligations undertaken by this IRA Agreement. BISYS will indemnify, defend and hold Old National and the Fund harmless from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees, arising out of or relating to the Accounts that result from negligence or willful misconduct of BISYS in the performance of its obligations hereunder or out of any default by BISYS under this Agreement; provided, however, that prior to confessing any claim against it which may be subject to indemnification, Old National shall give BISYS written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Old National.

         5. Old National represents and warrants to BISYS that it is duly qualified to act as custodian to the Accounts in accordance with all applicable laws, and that it has the knowledge and capabilities to act as custodian and to perform the services undertaken by it hereunder and under the Plan Agreement. Old National will indemnify, defend and hold BISYS harmless from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees arising out of or relating in any way to the Accounts or the services rendered hereunder, resulting from any negligence or willful misconduct of Old National in the performance of its obligations hereunder or out of any default by Old National under this Agreement.

         6. This agreement may be terminated by either party upon 60 days advance written notice of termination; provided that (i) BISYS shall be excused from all performance hereunder in the event of any termination of the Services Agreement (or any successor agreement) upon which BISYS no longer serves as transfer agent or sub-transfer agent to the Fund, and (ii) the parties shall coordinate with one another and the Fund so that any termination shall be effected in a manner consistent with the disclosures made in the then-current Prospectus of the Fund.

         7. All records maintained by BISYS pursuant to this Agreement shall be and remain the property of Old National. Immediately upon termination of this Agreement, BISYS shall deliver to the successor agent designated by Old National, all such records in the proper form for transfer. If no such successor shall be appointed, BISYS shall in like manner deliver and transfer such records in accordance with written instructions received from Old National.

         8. This Agreement will be governed, construed and in accordance with the laws of the State of Ohio.


         9. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail, if to BISYS at the following address: 3435 Stelzer Road, Columbus, Ohio 43219 and if to Old National at address set forth at the beginning of this Agreement, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         10. BISYS shall not be liable for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties., or breach of this agreement. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

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         Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from an Account Holder, or a properly authorized agent of an Account Holder ("shareholder's agent"), concerning an Account in the Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, including, without limitation, electronic communications, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of Old National, the Fund or by the Account Holder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of Old National, the Fund or any other person authorized by Old National or the Fund's Board of Trustees/Directors, as the case may be (hereafter referred to as the "Directors") or by the Account Holder or shareholder's agent, as the case may be.

         As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Fund relating to the Fund to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Fund.

         11. All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All electronic records and other data except such computer programs and procedures are the exclusive property of the Fund and all such other electronic records and data will be furnished to Old National or the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12. BISYS may at its option at any time, and shall promptly upon the Old National's demand, turn over to Old National or to the Fund and cease to retain BISYS' electronic files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to Old National or to the Fund, such electronic documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to Old National or the Fund unless Old National or the Fund authorizes in writing the destruction of such records and documents.

         13. Old National and BISYS hereby acknowledge that a copy of this Agreement has been sent to the Fund.

         14. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 14 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         15. Nonpublic personal financial information relating to consumers or customers of Old National or the Fund provided by, or at the direction of Old National or the Fund to BISYS, or collected or retained by BISYS in the course of performing its duties as hereunder shall be

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considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of Old National or the Fund or as required or permitted by law. BISYS and Old National shall have in place and shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of Old National or the Fund. Old National represents to BISYS that it has adopted a Statement of its privacy policies and practices and agrees to provide BISYS with a copy of that statement annually.

         16. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORSEEABLE OR WHETHER EITHER PARTY OR ANY ENTITIY HAS BEEN ADVISEDOF THE POSSIBILITY OF SUCH DAMAGES.

         17. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.


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         IN WITNESS WHEREOF, the undersigned, by their respective duly authorized officers, hereby execute this Agreement, effective on the day and year first above written.

BISYS FUND SERVICES OHIO, INC.                       OLD NATIONAL BANK


By:                                            By:
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Its:                                           Its:
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Date:                                          Date:
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                                   SCHEDULE A

                        SERVICES TO BE PERFORMED BY BISYS
                     FOR INDIVIDUAL RETIREMENT PLAN ACCOUNTS
                            HOLDING THE SIGNAL FUNDS

Account Processing

         1.   Opening new IRA accounts.
         2.   Processing purchases and redemptions of shares for Account Holders
         3. Regular and legal transfer of Accounts for Account Holders, including the acceptance of checks on behalf of Old National
         4.   Processing dividends and capital gain distributions
         5.   Notification of distribution requirements related to age 70 1/2
         6.   Maintaining beneficiary information on system
         7. Calculating distributions, withdrawals, required withholding and other payment to Account Holders

Account Maintenance

         1.   Maintaining Account Holder records
         2.   Changing addresses for Account Holders
         3. Addressing and tabulating proxy cards for any shareholder meetings of the Funds
         4.   Preparing periodic reports on accounts, number of shares, etc.
         5.   Supplying an annual shareholder list
         6.   Preparation and filing of federal tax forms (1099-R, 5498)
         7.   Replying to shareholder correspondence and inquiries
         8. Responding to all telephone inquiries about Accounts and maintaining a log of all such inquiries and the response given.
         9.   Distributing all updates to Account documentation


                    SERVICES TO BE PERFORMED BY OLD NATIONAL
                     FOR INDIVIDUAL RETIREMENT PLAN ACCOUNTS
                            HOLDING THE SIGNAL FUNDS


         1.   To maintain a database of Account Holder information
         2. To verify quarterly, upon receipt of a report from BISYS, that Old National's records are complete and accurate.